Exhibit 10.5

BOARD OF DIRECTORS COMPENSATION

Annual Retainer:	Directors - $18,000 paid in two installments – May & November.

Chairman - $25,000 paid in two installments – May & November.

Restricted Stock:	Restricted stock with a grant date value of $50,000 for Directors and $55,000 for the Chairman. The only restriction on the shares shall be service on the Board of Directors until the next annual shareholders meeting.

Attendance Participation Fee:

	Board Meetings:	$1,000 per in person meeting or conference call lasting more than 4 hours $500 per telephonic meeting at least 1.5 hours and less than 4 hours $200 per telephonic meeting of less than 1.5 hours

Committee Meetings with substantive preparation:

	Audit Committee:	Chair - $2,000 per meeting Members - $1,000 per meeting

	Compensation Committee and Nominating and Corporate Governance Committee:	Chair - $1,000 per meeting Members - $1,000 per meeting

	Committee Meetings without substantive preparation and telephonic meetings of less than 1 1/2 hours:	$200 per meeting

Board and Committee fees are capped at a maximum of $2,750 per day for each Director who serves on multiple committees. The Board Chairperson shall assist in scheduling all committee meetings. Insubstantial meetings as determined by the appropriate Chair (e.g. simply approving prior minutes, brief approval for required action), will not be compensated. Fees to be paid in arrears for prior quarter’s meetings.

May 18, 2009